Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 17, 2006 accompanying the consolidated financial statements of Segue Software, Inc. and subsidiaries for the years ended December 31, 2005 and 2004, included in the Current Report on Form 8-K/A of Borland Software filed with the U.S. Securities and Exchange Commission on July 5, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of said report in this Registration Statement and Prospectus of Borland Software Corporation on Form S-3 and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Boston, Massachusetts
November 30, 2007